Exhibit 99.1




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                                  NEWS RELEASE

     MEDIA                                                    INVESTORS
 Pamela Chavez                 Dick Ledbetter             Jeanine Sundt
 Wells Fargo & Company         First Place Financial      Wells Fargo & Company
 505-766-7320                  505-324-9525               612-667-9799


                 WELLS FARGO, FIRST PLACE FINANCIAL CORPORATION
                    ANNOUNCE DEFINITIVE ACQUISTION AGREEMENT

FARMINGTON, N.M., August 4, 1999 - Wells Fargo & Company (NYSE: WFC) and First Place Financial Corporation (NASDAQ: FPLF) said today they have signed a definitive agreement for Wells Fargo to acquire First Place Financial and its subsidiaries.

Headquartered in Farmington, New Mexico, First Place is the state's largest independent financial institution with total assets of $923 million and 372 employees. First Place subsidiaries are: The First National Bank of Farmington, N.M. (10 banking locations); The Burns National Bank of Durango, Colo. (four locations); Western Bank, Gallup, N.M. (two locations); and Capital Bank, Albuquerque, N.M. (one location).

The acquisition, scheduled to be completed in the first quarter of next year, requires approval from banking regulators and shareholders of First Place Financial Corporation. In the acquisition, Wells Fargo will issue 4.6 million shares of its common stock in exchange for 100 percent of the stock of First Place Financial.

"First Place Financial is an outstanding community bank, known for superior customer service across the Four Corners region," said Larry D. Willard, regional president for Wells Fargo banks in New Mexico and West Texas.
                                     (more)

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"This  acquisition  will give Wells  Fargo a  significant  presence in a vibrant regional trade area with a diversified economy based on natural gas, coal, recreation and retirement living."

"Wells Fargo is an organization that takes care of its customers, stockholders and employees," said Dick Ledbetter, chairman and CEO of First Place Financial. "We're excited to be able to offer our customers the convenience of banking locations in 21 states and a totally integrated financial services network across North America."

"By becoming part of a larger financial services company, we'll be able to offer our customers more convenience and a broader array of products and services than ever before," said Jim Rose, First Place Financial's president and chief operating officer. "Banking decisions will continue to be made locally by people who live and work in our communities."

Wells Fargo is a $205 billion diversified financial services company providing banking, insurance, investments, mortgage and consumer finance through almost 6,000 stores, the industry's leading Internet bank (www.wellsfargo.com), and other distribution channels across North America and elsewhere internationally.

Wells Fargo and Norwest have 159 financial services stores in New Mexico, including 94 Norwest banking stores and five Wells Fargo banking stores. Wells Fargo & Company and Norwest Corporation merged in November 1998 to form the new Wells Fargo.

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